ASSIGNMENT

THIS AGREEMENT effective as of the 29th day of June, 2007.

AMONG:

SPACE GLOBE TECHNOLOGIES LTD., a company incorporated
under the laws of British Columbia and having an office at 302 – 1028
Alberni Street, Vancouver, British Columbia V6E 1A3

(the “Assignor”)

AND:

SALAMON GROUP, INC., a company incorporated under the laws of
Nevada and having an office at 302 – 1028 Alberni Street, Vancouver,
British Columbia V6E 1A3

(the “Assignee”)

AND:

JOHN E. SALAMON, of 302 – 1028 Alberni Street, Vancouver, British
Columbia V6E 1A3

(“Salamon”)

WHEREAS:

A. The Assignor has developed and owns proprietary technology (the “Technology”) as described in the three patent applications defined in section 1 of this Agreement;

B. Salamon is the registered owner of the patent applications and by assignment dated June 28, 2007, Salamon assigned to the Assignor a 99% legal and beneficial interest in and to the patent applications;

C. Salamon retains a 1% beneficial interest in and to the patent applications; and

D. The Assignor wishes to assign to the Assignee, and the Assignee wishes to purchase, any and all rights the Assignee may have in and to the Technology and related intellectual property rights, including the Assignor’s 99% interest in and to the patent applications, pursuant to the terms and conditions of this Agreement;

NOW THEREFORE in consideration of the promises, the sum of ONE ($1.00) DOLLAR now paid by the Assignee to the Assignor and other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Assignee, the Assignor agrees as follows:

1.	In this Agreement, the following terms not defined elsewhere in this Agreement will have the following meanings:

(a)

“Intellectual Property Rights” means all rights, title, interest and benefit of the Assignor in and to intellectual property of every nature, whether registered or unregistered, including, without limitation, all copyrights, patents, patent rights, trade- marks, certification marks and industrial designs, applications for any of the foregoing including without limitation the Patent Applications, trade names, brand names, business names, trade secrets, proprietary manufacturing information and know-how, instruction manuals, inventions, inventor’s notes, research data, unpatented blue prints, drawings and designs, formulae, calculations, processes, prototypes, technology and marketing rights, together with all rights under license agreements, sublicense agreements, strategic alliances, development agreements, technology transfer agreements and other agreements or instruments relating to any of the foregoing;

(b)

“Patent Application 1” means the patent application number XXXXXX filed with the Canada Intellectual Property Office by Salamon on XXXXXX and entitled “Electric Inloop Power Device for Electric Power”;

(c)	“Patent Application 2” means the patent application number XXXXXX filed with the Canada Intellectual Property Office by Salamon on XXXXXX and entitled “Wireless Inloop Power Device”;

(d)

“Patent Application 3” means the patent application number XXXXXX filed with the Canada Intellectual Property Office by Salamon on XXXXXX and entitled “Wireless Charging/Power Bypass System Device”; and

(e)	“Patent Applications” means, together, Patent Application 1, Patent Application 2 and Patent Application 3.

2.

The Assignor irrevocably sells, transfers and assigns to the Assignee all of the Assignor’s worldwide Intellectual Property Rights in and to the Technology, including the Assignor’s 99% interest in and to the Patent Applications, in consideration of (a) the issuance to the Assignee of 1,500,000 shares of common stock of the Assignor in respect of each of the Patent Applications, for a total of 4,500,000 shares of common stock of the Assignor at a deemed price of $0.05 per share; and (b) cash royalty payments by the Assignee to the Assignor as more particularly set out in Schedule “A” attached to and forming a part of this Agreement.

3.

The Assignor hereby irrevocably waives in whole all of the Assignor’s moral rights in and to the Technology and the Intellectual Property Rights therein, including the right to the integrity of the Technology, the right to be associated with the Technology, the right to restrain or claim damages for any distortion, mutilation, or other modification of the Technology and the Intellectual Property Rights therein, and the right to restrain use or reproduction of the Technology and the Intellectual Property Rights therein in any context and in connection with any product, service, cause or institution.

4.	The Assignor and Salamon jointly, severally and expressly warrant and represent to the Assignee that:

	(a)	the Patent Applications are free and clear of any claims, liens, charges, or any other encumbrances;

	(b)	Salamon is the rightful owner of the entire legal interest, but currently holds only a 1% beneficial interest, in and to the Patent Applications;

	(c)	Salamon holds 99% of the legal and beneficial interest in and to: (i) the Patent Applications and (ii) any patent that may be granted pursuant thereto, in trust for the sole benefit of the Assignee;

	(d)	Salamon has no interest, beneficial or otherwise, in the Assignor’s 99% interest in and to the Patent Applications and that the Assignee is the absolute beneficial owner of such 99% interest therein;

(e)

neither the Assignor nor Salamon is aware of any infringement of the Intellectual Property Rights of the Patent Applications by any other party and neither of them is aware of any infringement of any third party Intellectual Property Rights arising out of either the Patent Applications or the technology encompassed by the Patent Applications; and

(f)

to the best knowledge of the Assignor and Salamon, the assignment of the Patent Applications and the performance of this Agreement by the Assignor will not conflict with, result in any breach of, or constitute default under any agreement to which the Assignor or Salamon is a party.

5.

The Assignor and Salamon agree to sign or cause to be signed all documents necessary in connection with the Patent Applications and any previously regularly filed applications on the basis of which a request for priority is made, any continuing or divisional applications thereof or corresponding applications for filing in countries other than Canada and also to sign separate assignments in connection with such applications as the Assignee may deem necessary or expedient.

6.

The Assignor and Salamon agree to sign all documents necessary in connection with any interference, conflict or opposition which may be declared concerning the Patent Applications or continuation or division or divisions thereof and to co-operate with the Assignee in every way possible in obtaining evidence and going forward with such interference, conflict or opposition.

7.

The Assignor and Salamon agree to perform all affirmative acts that may be necessary to obtain a grant of a valid Canadian patents to or for the benefit of the Assignee in respect of the Technology, including the Assignee’s 99% interest in and to the Patent Applications.

8.

The Assignor and Salamon hereby authorize and request the Canadian Intellectual Property Office to issue any all patents resulting from the Patent Applications or continuation or division or divisions thereof to the Assignee as to a 99% interest and to Salamon as to a 1% interest, and the Assignor covenants that it has full right to convey the 99% interest in the Patent Applications herein assigned and that it has not executed and will not execute, any agreement in conflict herewith.

9.

This Agreement will enure to the benefit of the Assignee and its successor companies and will be binding upon the Assignor and its successor companies and upon Salamon and his heirs, personal representatives and permitted assigns.

10.

The Assignor and Salamon will sign and deliver all other documents, do or cause to be done all other acts and things, and give all other assurances that may be necessary to give full effect to the provisions and intent of this Agreement.

11.	This Agreement will be governed by and construed in accordance with the laws of British Columbia.

IN WITNESS WHEREOF the Assignor and Salamon have signed and delivered this Agreement to have effect from the date set out on page one of this Agreement.

SPACE GLOBE TECHNOLOGIES LTD.

Per:	/s/ John E. Salamon
Authorized Signatory

WITNESS:	)
)
)
Name	)
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Address	)
	)	/s/ John E. Salamon
	)	JOHN E. SALAMON
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Occupation	)

Acknowledged and agreed to this 28th day of June, 2007

SALAMON GROUP, INC.

Per:	/s/ Bruce Larway
Authorized Signatory

SCHEDULE “A” TO
THE ASSIGNMENT DATED JUNE 29, 2007 BY
SPACE GLOBE TECHNOLOGIES LTD.
AND JOHN E. SALAMON

Royalty Payments on Sales of Products Derived from Patent Applications

1.

All capitalized terms not defined in this Schedule “A” will have the meanings given to them in the assignment agreement dated June 29, 2007 by Space Globe Technologies Ltd. (the “Royalty Holder”) and John E. Salamon (the “Assignment”) to which this Schedule “A” is attached.

2.

Salamon Group, Inc. (the “Company”) agrees to pay to the Royalty Holder a One-Half Cent in United States Dollars (US$0.005) royalty (a “Royalty” or “Royalties”) for every One United States Dollar received from the sale of any and all products based upon or derived from the Technology (“Products) as sold anywhere in the world and whether sold by the Company directly or by or through any of its subsidiaries, licensees, distributors or other entity to which the Company has or may in future grant, give, assign, or otherwise transfer any interest whatsoever in the Technology.

3.	The Company will pay the Royalties to Royalty the Holder within forty-five (45) days of the end of each financial quarter of the Company in which the Royalties were earned.

4.

Where sales of any Products are in a currency other than United States dollars, the value of that sale will be converted into United States dollars using the exchange rated quoted by the Bank of Montreal on the last business day in Vancouver, British Columbia of the financial quarter of the Company in which the Royalties applicable to such sales were earned.

5.

Where any sale of a Product is made and the Company either is unable to recover payment for the Product delivered or subsequently the purchase price of the Product is refunded to the purchaser due to a problem with the Product delivered, the sale will not be included for the purpose of calculating the Royalties payable to the Royalty Holder, and where payment of Royalties have already been made relative to that sale, the Company will make appropriate adjustment on the quarterly payment of Royalties next following the write-off of the receivable or the making of the refund, as the case may be.

6.	The Company will use commercially reasonable efforts to commence commercial exploitation of the Technology.

7.

The Company will keep proper books of account in accordance with United States generally accepted accounting principles, accurately reflecting all products manufactured and sold using the Technology and all other economic benefits derived by the Company from the use and exploitation of the Technology.

8.	The Company will make its books of account available for inspection by the Royalty Holder at the principal business office of the Company at all reasonable times.